Crdentia Corp. (OTCBB:CRNC) Announces Acquisition of Baker Anderson Christie, Inc.

SAN FRANCISCO, CA--(BUSINESS WIRE)--August 8, 2003--Crdentia Corp. (OTCBB:CRNC), announced today that pursuant to an Agreement and Plan of Reorganization it has completed the acquisition of Baker Anderson Christie, Inc. ("BAC"). Upon the terms and conditions in the merger agreement, BAC became a wholly owned subsidiary of Crdentia Corp. BAC is based in San Francisco, CA and provides total clinical staffing for both residential care facilities and hospices. The merger consideration is payable solely in the common stock of Crdentia Corp., based on future earnings of the BAC subsidiary.

BAC management attributes their success to their hands-on management style. They strive for the highest degree of customer satisfaction and enjoy a strong reputation for quality service among its customers. BAC believes that their reputation for providing quality of care facilitated its entry into clinical outsourcing for local area hospices. In these contracts, BAC provides and manages the entire clinical staff within the contracted facilities.

Crdentia Corp. seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth.

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Crdentia Corp.
James D. Durham CEO and Chairman
415-543-1535
www.crdentia.com